Exhibit 10.54

AWARD AGREEMENT

2010 PRICE VESTED STOCK OPTION AWARD

FOR THE CHIEF EXECUTIVE OFFICER

UNDER THE MSCI INC. 2007 AMENDED AND RESTATED EQUITY INCENTIVE COMPENSATION PLAN

MSCI Inc. (together with all of its Subsidiaries, the “Company”) hereby grants to you price vested stock options (the “Options”) as described below. The awards are being granted under the MSCI Inc. 2007 Amended and Restated Equity Incentive Compensation Plan (the “Plan”).

Participant:	Henry A. Fernandez

Number of Options Granted:	208,175

Grant Date:	December 14, 2010 (the “Grant Date”)

Exercise Price:	$36.70 (the “Exercise Price”)

Vesting Schedule:	Your Options shall time vest as set forth in Section 2 of this 2010 Price Vested Stock Options Award Agreement (including Exhibit A hereto, the “Award Agreement”), beginning on the second anniversary of the Grant Date and continuing on each of the following three anniversaries thereof and price vest based upon satisfaction of specified stock price hurdles. Your Options will not become exercisable until both time and price vesting conditions have been satisfied as set forth herein.

MSCI has awarded you Options as an incentive for you to continue to provide employment services to the Company, from the Grant Date through the vesting dates, as provided in this Award Agreement (as defined below). Your Options may be subject to forfeiture if you terminate employment with the Company before the applicable vesting dates, as set forth in the Plan and this Award Agreement.

Section 409A of the Internal Revenue Code imposes rules relating to the taxation of deferred compensation. The Company reserves the right to modify the terms of your Option award to the extent necessary or advisable to comply with Section 409A of the Internal Revenue Code.

You agree that this Award Agreement is granted under and governed by the terms and conditions of the Plan and Exhibit A. Any other award you receive under the Plan or another equity compensation plan will be governed by the terms and conditions of the applicable award documentation, which may be different from those herein. You will be able to access a prospectus and tax supplement that contains important information about this award via the MSCI website. Unless defined in this Award Agreement, capitalized terms shall have the meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, MSCI has duly executed and delivered this Award Agreement as of the Grant Date.

MSCI INC.

Name: Gary Retelny
Title: Corporate Secretary

Attachments:        Exhibit A (Terms and Conditions of the Award)

EXHIBIT A

TERMS AND CONDITIONS OF THE

2010 PRICE VESTED STOCK OPTION AWARD AGREEMENT

FOR THE CHIEF EXECUTIVE OFFICER

Exhibit 10.54

Section 1. Stock Options Generally.

Your Options give you the right to purchase Shares at the Exercise Price set forth in this Award Agreement following satisfaction of vesting conditions. You will not be a stockholder with respect to the Shares underlying your Options unless and until you exercise your Options as set forth herein.

Section 2. Vesting.

(a) Your Options will become fully vested upon satisfaction of both the time and price vesting conditions (such Options, the “Vested Options”). Vested Options are subject to any transfer restrictions and cancellation provisions set forth in this Award Agreement.

(b) Time Vesting. Except as set forth in Section 5, Section 6, Section 7, Section 8 and Section 9 below, your Options will time vest beginning on the second anniversary of the Grant Date and continuing on each of the following three anniversaries thereof, if you remain in continuous employment with the Company through the applicable scheduled time vesting date. The number of Options time vesting on those dates is as follows:

First Vesting Tranche: 54,935

Second Vesting Tranche: 52,631

Third Vesting Tranche: 50,835

Fourth Vesting Tranche: 49,774

(c) Price Vesting. Except as set forth in Section 5, Section 6, Section 7, Section 8 and Section 9 below, if you remain in continuous employment with the Company your Options that time vest in accordance with Section 2(b) will price vest as follows:

(i)	The First Vesting Tranche shall vest if the closing price of the Stock on the New York Stock Exchange exceeds the Exercise Price by at least $5.00 for 20 consecutive trading days following the second anniversary of the Grant Date and prior to the expiration of the Options.

(ii)	The Second Vesting Tranche shall vest if the closing price of the Stock on the New York Stock Exchange exceeds the Exercise Price by at least $10.00 for 20 consecutive trading days following the third anniversary of the Grant Date and prior to the expiration of the Options.

(iii)	The Third Vesting Tranche shall vest if the closing price of the Stock on the New York Stock Exchange exceeds the Exercise Price by at least $15.00 for 20 consecutive trading days following the fourth anniversary of the Grant Date and prior to the expiration of the Options.

(iv)	The Fourth Vesting Tranche shall vest if the closing price of the Stock on the New York Stock Exchange exceeds the Exercise Price by at least $20.00 for 20 consecutive trading days following the fifth anniversary of the Grant Date and prior to the expiration of the Options.

(d) Reference is made to Section 4(b) of the Plan for a description of the adjustments to be made to the Option in the event of certain changes in the Company’s corporate structure or other events that affect MSCI’s capitalization. For the avoidance of doubt, the Committee shall equitably adjust the stock price vesting targets set forth in Section 2(c) in connection with any such transaction.

(e) If the Stock is not listed on the New York Stock Exchange, then any reference in this Award Agreement to the New York Stock Exchange will be deemed to be the principal securities exchange or market on which the Stock is traded or quoted. In the event the Stock is not traded or quoted on any securities exchange or market, all of your unvested Options shall time vest on the date of the delisting and shall price vest to the extent the price vesting conditions set forth for each tranche in Section 2(c) were satisfied based on the volume weighted average price during the 20 day period immediately preceding the date of the delisting.

Exhibit 10.54

Section 3. Expiration Date.

Your Options will expire on the date ten years following the Grant Date (the “Expiration Date”), assuming you are employed with the Company continuously through the Expiration Date.

Section 4. Exercise of Options.

Your Options will become exercisable following satisfaction of the time and price vesting conditions set forth in Section 2 above.

When you exercise your Options, you may pay the Exercise Price in the following ways: (a) in cash; (b) in Shares; or (c) in a combination of cash and Shares. Any Shares that you tender to pay the Exercise Price will be valued at their Fair Market Value on the exercise date. MSCI may also allow you to make a “cashless” exercise (in which the payment of the Exercise Price is funded by a sale of Shares by a broker) or to exercise your Options through a net-share settlement.

MSCI may implement policies and procedures regarding the availability of any of the foregoing exercise methods or to facilitate cashless exercises. Your exercise and payment must conform to the policies and procedures that MSCI implements from time to time.

Your Options are considered to be exercised in the order in which they vested. Prior to exercise, you may be required to provide MSCI with a written certification or other evidence that it deems appropriate, in its sole discretion, to confirm that no Cancellation Event has occurred.

Section 5. Death and Disability.

The following special vesting and exercisability terms apply to your Options:

(a) Termination of Employment due to Death. If your employment with the Company terminates due to your death, all of your unvested Options shall time vest on the date of death and shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) are satisfied within 90 days following the date of death. Vested Options shall remain exercisable until the Expiration Date and your beneficiary designated pursuant to Section 14 or the legal representative of your estate, as applicable, may exercise such Vested Options during this period. Notwithstanding the foregoing, in order that your estate need not remain open solely to determine if the price vesting conditions are satisfied following your death, the Committee may, in its sole discretion, fully vest the Options as of the date of your death.

(b) Death after Termination of Employment. If you die after the termination of your employment with the Company, the beneficiary you have designated pursuant to Section 14 or the legal representative of your estate, as applicable, may exercise any Vested Options that you held at the time of your death to the extent and for the period that you would have been permitted to exercise your Vested Options at the time of your death.

(c) Termination of Employment due to Disability. If your employment with the Company terminates due to your Disability, all of your unvested Options shall time vest on the termination date and shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) are satisfied within 90 days following the termination date. Vested Options shall remain exercisable until the Expiration Date.

Section 6. Involuntary Termination by the Company.

If the Company terminates your employment under circumstances not involving Cause and you execute and do not revoke an agreement and release satisfactory to MSCI within 55 days following termination of your employment, your unvested Options will time vest on the date immediately following the end of the applicable revocation period. The Options shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) are satisfied by the later of (a) 90 days following the fifth anniversary of the Grant Date or (b) 90 days following the termination date. Vested Options will remain exercisable until the Expiration Date.

Exhibit 10.54

Section 7. Governmental Service Termination.

If your employment with the Company terminates in a Governmental Service Termination, all of your unvested Options will time vest on the date of your Governmental Service Termination. The Options shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) were satisfied during the 90 day period immediately preceding the termination date. Vested Options will remain exercisable until the earlier of (i) 90 days following your termination date and (ii) the Expiration Date.

Section 8. Change in Control.

In the event of a Change in Control, all of your unvested Options will time vest on the date of the Change in Control. The Options shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) were satisfied during the 90 day period immediately preceding the date of the Change in Control or are satisfied during the period following the Change in Control prior to the cancellation or expiration of the Options.

Section 9. Retirement.

If your employment with the Company terminates due to Retirement, all of your Options that have not time vested will be forfeited on the termination date. The Options that are time vested on the termination date shall price vest by tranche if the price vesting conditions set forth for each tranche in Section 2(c) are satisfied within three years following the termination date. Vested Options will remain exercisable through the Expiration Date.

Section 10. Termination of Employment and Cancellation of Awards.

(a) Cancellation of Unvested Awards. Your unvested Options will be canceled and forfeited in full on the termination date if your employment with the Company terminates for any reason other than under the circumstances set forth in this Award Agreement for death, Disability, an involuntary termination by the Company described in Section 6, Governmental Service Termination or Retirement. Unvested Options that do not become Vested Options upon or following termination of employment pursuant to Section 5, Section 6, Section 7 and Section 9 will be canceled and forfeited in full.

(b) General Treatment of Vested Options. Except as otherwise provided in this Award Agreement, you may continue to exercise any Options that were Vested Options on your termination date for 90 days following the termination of your employment with the Company (but not later than the Expiration Date).

(c) Cancellation Events. Notwithstanding any other terms of this Award Agreement, your Options, including Vested Options, will be canceled and forfeited in full in the event of any Cancellation Event.

Section 11. Tax and Other Withholding Obligations.

Pursuant to rules and procedures that MSCI establishes (including those in Section 12), you may elect to satisfy the tax or other withholding obligations arising upon exercise of your Options by having MSCI withhold Shares or by tendering Shares, in each case in an amount sufficient to satisfy the tax or other withholding obligations. Shares withheld or tendered will be valued using the Fair Market Value of MSCI Stock on the later of (i) the date your Options are exercised or (ii) the date the Shares are delivered.

In order to comply with applicable accounting standards or the Company’s policies in effect from time to time, MSCI may limit the amount of Shares that you may have withheld or that you may tender.

Exhibit 10.54

Section 12. Satisfaction of Obligations.

Notwithstanding any other provision of this Award Agreement, MSCI may, in its sole discretion, take various actions affecting your Options in order to collect amounts sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. These actions include the following:

(a) In connection with the exercise of your Options, MSCI may withhold a number of Shares sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. MSCI shall determine the number of Shares to be withheld by dividing the dollar value of your obligation to the Company and any tax or other withholding obligations by the Fair Market Value of MSCI Stock on the date of exercise, or, if later, on the date the Shares are delivered.

(b) MSCI may, at any time, cancel any of your unexercised Options in a quantity sufficient to satisfy any obligation that you owe to the Company and any tax or other withholding obligations. Any canceled Options will be considered to have a value equal to the difference between the Fair Market Value of the Shares, determined on the date of cancellation, and the Exercise Price. Such amount, less any applicable withholding taxes, will be credited against your obligation.

MSCI’s determination of the amount that you owe the Company shall be conclusive.

Section 13. Nontransferability.

You may not sell, pledge, hypothecate, assign or otherwise transfer your Options, other than as provided in Section 14 (which allows you to designate a beneficiary or beneficiaries in the event of your death) or by will or the laws of descent and distribution or as otherwise provided for by the Committee. This prohibition includes any assignment or other transfer that purports to occur by operation of law or otherwise. During your lifetime, Options may be exercised only by you.

Your personal representatives, heirs, legatees, beneficiaries, successors and assigns, and those of MSCI, shall all be bound by, and shall benefit from, the terms and conditions of your award.

Section 14. Designation of a Beneficiary.

You may make a written designation of beneficiary or beneficiaries to receive all or part of the Shares to be paid under this Award Agreement in the event of your death or, following your death, to exercise any Options that have become exercisable and have not expired or been canceled. To make a beneficiary designation, you must complete and file the form attached hereto as Appendix A with MSCI’s Human Resources Department.

Any Shares that become payable upon your death, and as to which a designation of beneficiary is not in effect, will be distributed to your estate. Any Options that remain exercisable following your death, and as to which a designation of a beneficiary is not in effect, will be exercisable by the legal representative of your estate.

You may replace or revoke your beneficiary designation at any time. If there is any question as to the legal right of any beneficiary to receive Shares or exercise Options under this award, MSCI may determine in its sole discretion to deliver the Shares in question to your estate or to allow the representative of your estate to exercise the Options in question. MSCI’s determination shall be binding and conclusive on all persons and it will have no further liability to anyone with respect to such Options.

Section 15. Ownership and Possession.

(a) Generally. You will not have any rights as a stockholder in the Shares subject to your Options until such Shares are delivered to you following the exercise of your Options. Delivery of Shares to you will be effected by entry of your name in the share register of MSCI or by such other procedure as may be authorized by MSCI.

Exhibit 10.54

(b) Following Exercise. Following exercise of your Options you will be the beneficial owner of the Option Shares delivered to you and, upon such delivery, you will be entitled to all rights of ownership, including voting rights and the right to receive cash or stock dividends or other distributions paid on the Shares.

Section 16. Securities Law Compliance Matters.

The Administrator may, if it determines it is appropriate, affix any legend to the stock certificates representing Shares issued upon exercise of your Options (and any stock certificates that may subsequently be issued in substitution for the original certificates). MSCI may advise the transfer agent to place a stop order against such shares if it determines that such an order is necessary or advisable.

Section 17. Compliance with Laws and Regulation.

Any sale, assignment, transfer, pledge, mortgage, encumbrance or other disposition of Shares issued upon exercise of your Options (whether directly or indirectly, whether or not for value, and whether or not voluntary) must be made in compliance with any applicable constitution, rule, regulation, or policy of any of the exchanges or associations or other institutions with which MSCI has membership or other privileges, and any applicable law, or applicable rule or regulation of any governmental agency, self-regulatory organization or state or federal regulatory body.

Section 18. No Entitlements.

(a) No Right to Continued Employment. This Option award is not an employment agreement, and nothing in this Award Agreement or the Plan shall alter your status as an “at-will” employee of the Company. Neither this Award Agreement nor the Plan shall be construed as guaranteeing your employment with the Company or as giving you any right to continue in the employ of the Company during any period (including without limitation the period between the Grant Date and any of the vesting dates or the Expiration Date or any portion of any of these periods), nor shall they be construed as giving you any right to be reemployed by the Company following any termination of employment.

(b) No Right to Future Awards. This award, and all other awards of stock options and other equity-based awards, are discretionary. This award does not confer on you any right or entitlement to receive another award of stock options or any other equity-based award at any time in the future or in respect of any future period.

(c) No Effect on Future Employment Compensation. MSCI has made this award to you in its sole discretion. This award does not confer on you any right or entitlement to receive compensation in any specific amount for any future fiscal year, and does not diminish in any way MSCI’s discretion to determine the amount, if any, of your compensation. In addition, this award is not part of your base salary or wages and will not be taken into account in determining any other employment-related rights you may have, such as rights to pension or severance pay.

Section 19. Consents under Local Law.

Your award is conditioned upon the making of all filings and the receipt of all consents or authorizations required to comply with, or required to be obtained under, applicable local law.

Section 20. Award Modification.

MSCI reserves the right to modify or amend unilaterally the terms and conditions of your Options, without first asking your consent, or to waive any terms and conditions that operate in favor of MSCI. These amendments may include (but are not limited to) changes that MSCI considers necessary or advisable as a result of changes in

Exhibit 10.54

any, or the adoption of any new, Legal Requirement. MSCI may not modify your stock options in a manner that would materially impair your rights in your Options without your consent; provided, however, that MSCI may, without your consent, amend or modify your Options in any manner that MSCI considers necessary or advisable to comply with any Legal Requirement or to ensure that your Options are not subject to United States federal, state or local income tax or any equivalent taxes in territories outside the United States prior to exercise. MSCI will notify you of any amendment of your Options that affects your rights. Any amendment or waiver of a provision of this Award Agreement (other than any amendment or waiver applicable to all recipients generally), which amendment or waiver operates in your favor or confers a benefit on you, must be in writing and signed by the Global Head of Human Resources, the Chief Administrative Officer, the Chief Financial Officer or the General Counsel (or if such positions no longer exist, by the holders of equivalent positions) to be effective.

Section 21. Successors.

This Award Agreement shall be binding upon and inure to the benefit of any successor or successors of the Company and any person or persons who shall, upon your death, acquire any rights hereunder in accordance with this Award Agreement or the Plan.

Section 22. Governing Law.

This Award Agreement and the related legal relations between you and the Company will be governed by and construed in accordance with the laws of the State of New York, without regard to any conflicts or choice of law, rule or principle that might otherwise refer the interpretation of the award to the substantive law of another jurisdiction.

Section 23. Defined Terms.

For purposes of this Award Agreement, the following terms shall have the meanings set forth below:

“Board” means the Board of Directors of MSCI.

A “Cancellation Event” will be deemed to have occurred under the following circumstances:

(a) misuse of Proprietary Information or failure to comply with your obligations under MSCI’s Code of Conduct or otherwise with respect to Proprietary Information;

(b) resignation of employment with the Company without giving MSCI prior written notice of at least 180 days;

(c) termination for Cause (or a later determination that you could have been terminated for Cause, provided that such determination is made within six months of termination);

(d) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements;

or if, without the consent of MSCI:

(e) while employed, including during any notice period applicable to you in connection with your termination of employment, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) hire or solicit, recruit, induce, entice, influence or encourage any Company employee to leave the Company or become hired or engaged by another company; or

(f) while employed, including during any notice period applicable to you in connection with your termination of employment, you directly or indirectly in any capacity (including through any person, corporation, partnership or other business entity of any kind) solicit or entice away or in any manner attempt

Exhibit 10.54

to persuade any client or customer, or prospective client or customer, of the Company (i) to discontinue or diminish his, her or its relationship or prospective relationship with the Company or (ii) to otherwise provide his, her or its business to any person, corporation, partnership or other business entity which engages in any line of business in which the Company is engaged (other than the Company).

“Cause” means:

(a) any act or omission which constitutes a material willful breach of your obligations to the Company or your continued and willful refusal to substantially perform satisfactorily any duties reasonably required of you, which results in material injury to the interest or business reputation of the Company and which breach, failure or refusal (if susceptible to cure) is not corrected (other than failure to correct by reason of your incapacity due to physical or mental illness) within thirty (30) business days after written notification thereof to you by the Company; provided that no act or failure to act on your part shall be deemed willful unless done or omitted to be done by you not in good faith and without reasonable belief that your action or omission was in the best interest of the Company;

(b) your commission of any dishonest or fraudulent act, or any other act or omission with respect to the Company, which has caused or may reasonably be expected to cause a material injury to the interest or business reputation of the Company and which act or omission is not refuted by you within thirty (30) business days after written notification thereof to you by MSCI;

(c) your plea of guilty or nolo contendere to or conviction of a felony under the laws of the United States or any state thereof or any other jurisdiction in which the Company conducts business; or

(d) your commission of a fraudulent act or participation in misconduct which leads to a material restatement of the Company’s financial statements.

A “Change in Control” shall be deemed to have occurred if any of the following conditions shall have been satisfied:

(a) any one person or more than one person acting as a group (as determined under Section 409A), other than (A) any employee plan established by MSCI or any of its Subsidiaries, (B) MSCI or any of its affiliates (as defined in Rule 12b-2 promulgated under the Exchange Act), (C) an underwriter temporarily holding securities pursuant to an offering of such securities, or (D) a corporation owned, directly or indirectly, by stockholders of MSCI in substantially the same proportions as their ownership of MSCI, is or becomes, during any twelve-month period, the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person(s) any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 30% or more of the total voting power of the stock of MSCI, provided that the provisions of this subsection (a) are not intended to apply to or include as a Change in Control any transaction that is specifically excepted from the definition of Change in Control under subsection (c) below;

(b) a change in the composition of the Board such that, during any 12-month period, the individuals who, as of the beginning of such period, constitute the Board (the “Existing Board”) cease for any reason to constitute at least 50% of the Board; provided, however, that any individual becoming a member of the Board subsequent to the beginning of such period whose election, or nomination for election by MSCI’s stockholders, was approved by a vote of at least a majority of the directors immediately prior to the date of such appointment or election shall be considered as though such individual were a member of the Existing Board; and provided, further, however, that, notwithstanding the foregoing, no individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act or successor statutes or rules containing analogous concepts) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board, shall in any event be considered to be a member of the Existing Board;

Exhibit 10.54

(c) the consummation of a merger or consolidation of the Company with any other corporation or other entity, or the issuance of voting securities in connection with a merger or consolidation of the Company (or any direct or indirect subsidiary of MSCI) pursuant to applicable stock exchange requirements; provided that immediately following such merger or consolidation the voting securities of MSCI outstanding immediately prior thereto do not continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity of such merger or consolidation or parent entity thereof) 50% or more of the total voting power of MSCI’s stock (or if the Company is not the surviving entity of such merger or consolidation, 50% or more of the total voting power of the stock of such surviving entity or parent entity thereof); and provided, further, that a merger or consolidation effected to implement a recapitalization of MSCI (or similar transaction) in which no person (as determined under Section 409A) is or becomes the beneficial owner, directly or indirectly, of securities of MSCI (not including in the securities beneficially owned by such person any securities acquired directly from MSCI or its affiliates other than in connection with the acquisition by MSCI or its affiliates of a business) representing 50% or more of either the then outstanding shares of MSCI’s common stock or the combined voting power of MSCI’s then-outstanding voting securities shall not be considered a Change in Control; or

(d) the sale or disposition by the Company of all or substantially all of the Company’s assets in which any one person or more than one person acting as a group (as determined under Section 409A) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to more than 50% of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions.

Notwithstanding the foregoing, (1) no Change in Control shall be deemed to have occurred if there is consummated any transaction or series of integrated transactions immediately following which the record holders of MSCI’s common stock immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in an entity which owns substantially all of the assets of the Company immediately prior to such transaction or series of transactions and (2) no event or circumstances described in any of clauses (a) through (d) above shall constitute a Change in Control unless such event or circumstances also constitute a change in the ownership or effective control of the Company, or in the ownership of a substantial portion of the Company’s assets, as defined in Section 409A and the regulations and guidance thereunder. In addition, no Change in Control shall be deemed to have occurred upon the acquisition of additional control of the Company by any one person or more than one person acting as a group that is considered to effectively control the Company. In no event will a Change in Control be deemed to have occurred if you are part of a “group” within the meaning of Section 13(d)(3) of the Exchange Act that effects a Change in Control.

Terms used in the definition of a Change in Control shall be as defined or interpreted pursuant to Section 409A.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee of the Board appointed by the Board to administer the Plan or to have authority with respect to the Plan, any subcommittee appointed by such Committee, or any committee of “outside directors,” within the meaning of Section 162(m) of the Code (or any successor provisions thereto), of any corporation within the “affiliated group of corporations” (as defined in Section 1504 of the Code (determined without regard to Section 1504(b)).

“Disability” means any (A) you are unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months or (B) you, by reason of any medically

Exhibit 10.54

determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months, are receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company.

“Fair Market Value” means, with respect to a Share, the fair market value thereof as of the relevant date of determination, as determined in accordance with a valuation methodology approved by the Committee.

“First Vesting Tranche” refers to the 54,935 Options time vesting on the second anniversary of the Grant Date.

“Fourth Vesting Tranche” refers to the 49,774 Options time vesting on the fifth anniversary of the Grant Date.

“Governmental Employer” means a governmental department or agency, self-regulatory agency or other public service employer.

“Governmental Service Termination” means the termination of your employment with the Company as a result of accepting employment at a Governmental Employer and you provide MSCI with satisfactory evidence demonstrating that as a result of such new employment, the divestiture of your continued interest in MSCI equity awards or continued ownership in MSCI class A common stock is reasonably necessary to avoid the violation of U.S. federal, state or local or foreign ethics law or conflicts of interest law applicable to you at such Governmental Employer.

“Legal Requirement” means any law, regulation, ruling, judicial decision, accounting standard, regulatory guidance or other legal requirement.

“Option Shares” means the number of Shares underlying the portion of your Options being exercised less the aggregate number of Shares, if any, tendered, withheld or disposed of (including any Shares disposed of in a cashless or net-share settlement exercise) to pay the Exercise Price and tax or other withholding obligation arising upon such exercise.

“Proprietary Information” means any information that may have intrinsic value to the Company, the Company’s clients or other parties with which the Company has a relationship, or that may provide the Company with a competitive advantage, including, without limitation, any trade secrets, inventions (whether or not patentable); formulas; flow charts; computer programs, access codes or other systems of information; algorithms, technology and business processes; business, product, or marketing plans; sales and other forecasts; financial information; client lists or other intellectual property; information relating to compensation and benefits; and public information that becomes proprietary as a result of the Company’s compilation of that information for use in its business; provided that such Proprietary Information does not include any information which is available for use by the general public or is generally available for use within the relevant business or industry other than as a result of your action. Proprietary Information may be in any medium or form including, without limitation, physical documents, computer files or discs, videotapes, audiotapes, and oral communications.

“Retirement” means your voluntary termination of employment with the Company after reaching the age of 59 1/2.

“Second Vesting Tranche” refers to the 52,631 Options time vesting on the third anniversary of the Grant Date.

Exhibit 10.54

“Subsidiary” means (i) a corporation or other entity with respect to which MSCI, directly or indirectly, has the power, whether through the ownership of voting securities, by contract or otherwise, to elect at least a majority of the members of such corporation’s board of directors or analogous governing body, or (ii) any other corporation or other entity in which MSCI, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for purposes of the Plan.

“Third Vesting Tranche” refers to the 50,835 Options time vesting on the fourth anniversary of the Grant Date.

APPENDIX A

Designation of Beneficiary(ies) Under

MSCI Inc. 2007 Amended and Restated

Equity Incentive Compensation Plan

This Designation of Beneficiary shall remain in effect with respect to all awards issued to me under any MSCI equity compensation plan, including any awards that may be issued to me after the date hereof, unless and until I modify or revoke it by submitting a later dated beneficiary designation. This Designation of Beneficiary supersedes all my prior beneficiary designations with respect to all my equity awards.

I hereby designate the following beneficiary(ies) to receive any survivor benefits with respect to all my equity awards:

	Beneficiary(ies) Name(s)	Relationship	Percentage
(1)
(2)
(3)
(4)

Address(es) of Beneficiary(ies):

(1)
(2)
(3)
(4)

Contingent Beneficiary

Please also indicate any contingent beneficiary and to which beneficiary above such interest relates.

Beneficiary(ies) Name(s)	Relationship	Nature of Contingency

Address(es) of Contingent Beneficiary(ies):

Name: (please print)	Date:

Signature

Please sign and return this form to MSCI’s Human Resources Department.